EXHIBIT 99.1


               VASO ACTIVE ENTERS INTO PRODUCT BROKERAGE AGREEMENT

DANVERS, Mass. - (BUSINESS WIRE) - July 26, 2005 - Vaso Active Pharmaceuticals, Inc. (Vaso Active) (VAPH.pk) of Danvers, Massachusetts, announced today that the Company entered into an exclusive brokerage agreement with Ferolie Corporation d/b/a Eastern Sales & Marketing (ESM), of Montvale, New Jersey to sell all of Vaso Active's products across all classes of retail trade in the Continental United States. In addition, under the agreement, ESM will be Vaso Active's non-exclusive agent to identify prospective licensees of its trademarks and trade names. ESM is a full-service sales, marketing and merchandising agency that provides comprehensive services for consumer packaged goods manufacturers in various product categories, including food, drug, specialty and private label. Major clients of ESM include Masterfoods (Uncle Ben's, KalKan and Mars), Nestle Waters (Poland Spring), S.C. Johnson, Revlon, Twin Lab, and Turkey Hill. ESM markets its clients' products in all classes of retail trade, including grocery and drug chains (such as A&P, Pathmark and Duane Reade), as well as specialty stores and mass merchandisers.

"This agreement marks a significant step forward for Vaso Active," said Joseph Frattaroli, President of Vaso Active. "We are very pleased that ESM has agreed to represent our products. ESM is an extremely strong sales and marketing agency. We expect that this relationship will enhance our rollout strategy," said Frattaroli.

"We are very excited to be able to work with Vaso Active as they undertake the broad distribution of their product line," said Tony Scudieri, President of Ferolie. "Selling and marketing products effectively requires devotion beyond the traditional every-day work commitment. Given the high quality, multi-product pipeline offered by Vaso Active, as well the dedication of its management team, I am confident this will be a seamless, efficient and profitable endeavor."

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports of documents the Company files periodically with the SEC.

Contact:

Matt Carter
Vaso Active Pharmaceuticals, Inc.
978-750-1991 Ext. 28
mcarter@vasoactive.us